EXHIBIT 99.1

Update -- Houston Wire & Cable Company Reports Record Third Quarter 2006 Results in Sales and Earnings

HOUSTON, Nov. 6, 2006 (PRIMEZONE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced today record performance for its third quarter and nine months ended September 30, 2006.

Highlights for the third quarter of 2006 compared with the third quarter of 2005:

 -- Sales increased 54 % to $90 million from $58 million
 -- Internal growth accounted for the entire increase in sales
 -- Gross Margin increased to 29.1 % from 26.0%
 -- Operating Income increased 130% to $15.9 million from $6.9 million
 -- Net Income increased 143 % to $9.5 million from $3.9 million
 -- Basic and diluted earnings per share were $0.45 for the third quarter of 2006

Highlights for the first nine months of 2006 compared to the first nine months of 2005:

 -- Sales increased 62 % to $241 million from $148 million
 -- Internal growth accounted for the entire increase in sales
 -- Gross Margin increased to 28.6 % from 25.9%
 -- Operating Income increased 161 % to $39.4 million from $15.1 million
 -- Net Income increased 176 % to $22.5 million from $8.2 million
 -- Basic and diluted earnings per share were $1.24 and $1.23, respectively, for the nine months ended September 30, 2006 and
    $1.07 on a pro forma basis (assuming the publicly offered shares were outstanding for the entire period)

Charles Sorrentino, President and CEO, commented, "Our management team is pleased with the consistency that we are experiencing with our sales and earnings growth. We have now had six consecutive quarters of triple digit net income increases as a result of exceptionally strong organic sales growth driving operating leverage.

"We continue to see strong end-user demand across all targeted markets. Our five key growth initiatives, including Emission Controls, Engineering & Construction, Industrials, our proprietary branded low-smoke zero-halogen product, LifeGuard(tm) (and other private branded products), and Utility Power Generation continue to drive record sales and earnings. Sales in the third quarter of 2006 were at record levels both in total dollars and sales per day. Additionally, we had one less business day this quarter versus the same period last year. The response for our private branded products continues to grow and our national account distributor business has risen to record levels as we partner with our distributor customers in our targeted markets.

"A favorable product mix combined with a strong inventory position played a significant role in achieving a gross margin of 29.1 % for the quarter, which was above the expected range. Furthermore, the higher sales volume favorably impacted Gross Profit. The higher than expected gross margin, coupled with the 54 % organic sales increase, drove Gross Profit dollars up 73 % to a new record quarterly high of $26.2 million.

"Expense management and customer service continue to benefit from our company wide Operational Excellence initiative. Operating Expenses were up 25 % for the quarter, well below the rate of sales increase of 54%. The difference between the record gross profit dollars and a moderate expense increase resulted in excellent operating leverage as the increase in Gross Profit dollars grew five times faster than the increase in Operating Expenses. Key customer service metrics, shipping accuracy and on time shipments, were above 99 % for the quarter, thereby continuing to demonstrate the scalability of our management systems and processes.

"Customer activity remains very good. We anticipate organic revenue growth in 2006 to approximate 48-52%. As a reminder, the fourth quarter of 2006 will be compared against hurricane impacted sales in the fourth quarter of 2005. If revenues increase to these levels, we expect net income in the range of $28-$30 million for 2006, with earnings per share on a fully diluted basis in a range of $1.47- $1.54 and on a pro forma basis (assuming the publicly offered shares were outstanding for the entire period) of $1.33- $1.42.

"As previously mentioned, we have had six consecutive quarters of triple digit net income increases resulting from exceptionally strong organic sales growth driving operating leverage. We remain enthusiastic about the growth opportunities for our Company and look to achieve our long-term earnings target of 15-20 % growth for 2007, as we compare to a strong performance in 2006."

Third Quarter 2006 Results

Sales in the third quarter of 2006 increased 54 % to a record $90 million from $58 million in the third quarter of 2005. Internal growth accounted for the entire increase in sales. The Company estimates that the 54 % growth in sales is composed of 10-15 % from higher commodity prices for certain components of the Company's products, principally copper and polymers. Furthermore, approximately 5-10 % of real growth, net of inflation, is attributable to increased demand from its core distributor business, and 30-40 % represents real growth, net of inflation, from the five major new initiatives, encompassing Emission Controls, Engineering & Construction, Industrials, LifeGuard(tm) (and other private branded products) and Utility Power Generation.

Gross Profit increased 73 % to $26.2 million for the third quarter of 2006 from $15.1 million in 2005, and gross margin increased to 29.1 % in 2006 from 26.0 % in 2005. The increase in the Company's gross margin for the third quarter of 2006 as compared to the third quarter of 2005 was principally a result of an improved product mix, better price realization from the Company's decision to improve product availability, and favorable adjustments as a result of the higher than planned sales volume.

Operating Expenses for the third quarter increased $2.1 million or 25%, to $10.3 million in 2006 compared to $8.2 million in 2005. This reflects an increase in salaries and commissions of $1.2 million from the higher sales and gross profit levels and additional personnel and modest increases in other operating expenses which totaled an additional $1.0 million. As a percentage of sales, overall operating expenses decreased to 11.5 % in 2006 from 14.1 % in 2005, reflecting the Company's ability to leverage fixed costs over the higher sales volume.

Operating Income increased 130.2 % to a record $15.9 million in 2006 from $6.9 million in 2005 as a result of the significant increase in sales, gross margin and operating leverage. As a percentage of sales, operating income increased to 17.6 % from 11.8%, reflecting the increase in gross margin and the lower operating expense rate and continued productivity improvements.

Interest Expense decreased by $0.2 million to $0.5 million for the third quarter of 2006, due primarily to lower borrowing levels following the receipt of proceeds from our initial public offering in June, 2006.

Income Tax Expense for the quarter was $5.9 million in 2006, an effective tax rate of 38.4%, compared to $2.3 million in 2005, an effective tax rate of 36.8%. We expect our fiscal 2006 effective income tax rate to be approximately 38.6%.

The Company achieved record third quarter net income of $9.5 million in 2006 compared to net income of $3.9 million in 2005, an increase of 142.5%.

The Company also estimates that net income benefited by $1.5- $2.0 million due to the effect of inflation, principally from copper and polymers, during the third quarter of 2006.

Year-to-Date 2006 Financial Results

Sales for the first nine months of 2006 increased 62 % to a record $241 million from $148 million in the first three quarters of 2005. Internal growth accounted for the entire increase in sales. The Company estimates that the 62 % growth in sales is composed of 10-15 % from higher commodity prices for certain components of the Company's products, principally copper and polymers. Furthermore, the Company estimates 5-10 % reflects real growth, net of inflation, in core distributor demand and 35-45 % represents real growth, net of inflation, from the five major end-user market growth initiatives, encompassing Emission Controls, Engineering & Construction, Industrials, LifeGuard(tm) (and other private branded products) and Utility Power Generation.

Gross Profit for the nine month period increased 79.2 % to $68.7 million in 2006 from $38.3 million in 2005, and gross margin increased to 28.6 % in 2006 from 25.9 % in 2005. The increase in the Company's gross margin for the first three quarters of 2006 as compared to the first three quarters of 2005 was principally a result of higher rebates and better price realization as result of improved product availability and service through increased inventory levels. Additionally, advance inventory purchases, principally in the first quarter of 2006, tempered price increases from suppliers.

Operating Expenses increased $6.1 million, or 26.0%, in the first three quarters of 2006 compared to 2005, reflecting an increase in salaries and commissions of $3.6 million from the higher sales level and $2.0 million in other operating expenses. As a percentage of sales, overall operating expenses decreased to 12.2 % in 2006 from 15.7 % in 2005, reflecting the Company's ability to leverage fixed costs over the higher sales volume.

Operating Income for the nine-month period increased 161.5 % to a record $39.4 million in 2006 from $15.1 million in 2005 as a result of the significant increase in sales, gross margin, and operating leverage. As a percentage of sales, operating income increased to 16.4 % from 10.2%, reflecting the increase in gross margin, the lower operating expense rate and continued productivity improvements.

Interest Expense increased $0.5 million to $2.7 million in the first three quarters of 2006, due primarily to higher borrowing levels used to fund increased working capital to support the sales growth and the payment of a one-time dividend to shareholders in December 2005.

Income Tax Expense for the first three quarters was $14.2 million in 2006, an effective tax rate of 38.6%, compared to $4.8 million in 2005, an effective tax rate 36.8%. The Company expects its fiscal 2006 effective income tax rate to be approximately 38.6%.

The Company achieved record net income of $22.5 million for the first three quarters of 2006 compared to net income of $8.2 million for the first three quarters of 2005, which is an increase of 176.2%.

The Company also estimates that net income benefited by $4.0 -$5.5 million due to the effect of product inflation, principally from copper and polymers, during the first three quarters of 2006.

Conference Call

The Company will host a conference call to discuss third quarter 2006 financial results Monday, November 6 at 10:00 am CST. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Chief Financial Officer.

This call is being webcast by Thomson/CCBN and can be accessed at HWC's Web site at www.houwire.com. Institutional investors can access the call at (www.streetevents.com), a password-protected event management site hosted by Thomson Street Events.

Once the call has been completed, the webcast will be available at www.houwire.com for 30 days. A replay of the telephone conference will be available until November 16, 2006. Interested parties should use the following replay phone numbers:

       Primary Replay Number:         (888) 286 - 8010
       Secondary Replay Number:       (617) 801 - 6888
       Participant Password:          86662118

About the Company

With more than 30 years of experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard(tm), a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

The Houston Wire & Cable Company logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2807

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, economic downturns and cyclicality in the markets we serve, risks associated with inventory, fluctuations in the prices of copper and other commodities, changes in our relationships with customers, dependence on third-party manufacturers and suppliers, changes in the terms of vendor rebate programs, loss of key personnel or difficulties recruiting and retaining new qualified personnel, market acceptance of our private branded products, success of our initiatives to penetrate targeted markets, future capital needs and uncertainty of additional financing, new or changed competitors and other risks and challenges. For a discussion of these and other risks, please read the "Risk Factors" section of the prospectus relating to the Company's recent IPO.

In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

                       HOUSTON WIRE & CABLE COMPANY

                       Part I. FINANCIAL INFORMATION
                       Item 1. Financial Statements

                        Consolidated Balance Sheets
                     (In thousands, except share data)

                                           September 30,  December 31,
                                               2006           2005
                                           -------------  ------------
                                            (Unaudited)
 Assets
 Current assets:
  Accounts receivable, less allowance
    of $454 at September 30, 2006 and
    $447 at December 31, 2005                $  58,757      $ 41,778
  Inventories, net                              54,326        31,306
  Deferred income taxes                          1,275           826
  Prepaid expenses                                 680           490
                                           -------------  ------------
 Total current assets                          115,038        74,400

 Property and equipment, net                     2,791         2,733
 Goodwill                                        2,996         2,996
 Deferred income taxes                             749         1,146
 Other assets, net                                 221           435
                                           -------------  ------------
 Total assets                                $ 121,795      $ 81,710
                                           =============  ============

 Liabilities and stockholders' equity
 Current liabilities:
  Book overdraft                             $   3,612      $  2,119
  Trade accounts payable                        13,722         8,268
  Accrued and other current liabilities         12,256         8,351
  Income taxes payable                           2,007           824
  Short-term obligations                         4,200         3,468
                                           -------------  ------------
 Total current liabilities                      35,797        23,030
                                           -------------  ------------
 Long-term obligations                          12,629        57,938

 Stockholders' equity:
  Common stock, $.001 par value;
    100,000,000 shares authorized:
    20,867,173 shares issued and
    outstanding at September 30, 2006
    and 16,606,673 at December 31, 2005             21            17
  Additional paid-in capital                    50,842         1,302
  Unearned stock compensation                       --          (559)
  Retained earnings                             22,524            --
  Treasury shares, at cost                         (18)          (18)
                                           -------------  ------------
Total stockholders' equity                      73,369           742

                                           -------------  ------------
Total liabilities and stockholders' equity   $ 121,795      $ 81,710
                                           =============  ============

                     HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Income
                              (Unaudited)

             (In thousands, except share and per share data)

                        Three Months Ended        Nine Months Ended
                           September 30,            September 30,
                       --------------------      --------------------
                         2006        2005          2006        2005
                         ----        ----          ----        ----

 Sales                $ 89,963     $ 58,321      $240,575   $ 148,079
 Cost of sales          63,760       43,185       171,854     109,733
                      --------     --------      --------   ---------
 Gross profit           26,203       15,136        68,721      38,346

 Operating Expenses:
  Salaries and
    commissions          6,005        4,761        17,024      13,463
  Other operating
    expenses             4,248        3,250        11,840       9,791
  Management fee            --          125           208         375
  Recovery from
    litigation              --           --            --        (672)
  Depreciation and
    amortization            93          111           276         332
                      --------     --------      --------   ---------
                        10,346        8,247        29,348      23,289
                      --------     --------      --------   ---------

 Operating income       15,857       6,889         39,373      15,057
 Interest expense          492         708          2,666       2,145
                      --------     --------      --------   ---------
 Income before
  income taxes          15,365       6,181         36,707      12,912
 Income taxes            5,897       2,277         14,183       4,757
                      --------     --------      --------   ---------
 Net income            $ 9,468     $ 3,904       $ 22,524     $ 8,155
                      ========     ========      ========   =========

 Earnings per share:
  Basic                $  0.45      $ 0.24       $   1.24      $ 0.49
                      ========     ========      ========   =========
  Diluted              $  0.45      $ 0.23       $   1.23      $ 0.49
                      ========     ========      ========   =========
 Weighted average
  common shares
  outstanding
  Basic             20,867,173  16,606,673     18,203,902  16,606,673
                    ----------  ----------     ----------  ----------
  Diluted           20,984,949  16,702,814     18,308,748  16,700,616
                    ==========  ==========     ==========  ==========

                            HOUSTON WIRE & CABLE COMPANY
                        Consolidated Statements of Cash Flows
                                    (Unaudited)
                                   (In thousands)

                                              Nine Months Ended
                                           ----------------------
                                                September 30,
                                           ----------------------
                                             2006          2005
                                           ---------    ---------
 Operating activities

 Net income                                $  22,524    $   8,155
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:

  Depreciation                                   276          332
  Amortization of capitalized loan costs         242           93
  Amortization of unearned stock
   compensation                                  178           --
  Deferred interest                               --          691
  Provision for doubtful accounts                 --           48
  Provision for inventory
   obsolescence                                 (345)         183
  Deferred income taxes                          (52)         234
  Changes in operating assets and
   liabilities:
   Accounts receivable                       (16,979)     (11,791)
   Inventories                               (22,675)       1,317
   Prepaid expenses                             (190)        (177)
   Other assets                                  (28)          (5)
   Book overdraft                              1,493        1,415
   Trade accounts payable                      5,454        4,250
   Accrued and other current
    liabilities                                3,905        1,252
   Income taxes payable                        1,183          826
                                           ---------    ---------
 Net cash provided by (used in)
  operating activities                        (5,014)       6,823
 Investing activities

  Expenditures for property, plant,
   and equipment                                (334)        (231)
                                           ---------    ---------
 Net cash used in investing activities          (334)        (231)
 Financing activities

  Borrowings on revolver                     240,651      146,359
  Payments on revolver                      (274,928)    (146,951)
  Payments on long-term obligations          (10,300)          --
  Payments on junior subordinated debt            --       (6,000)
  Proceeds from exercise of common
   stock options                                   6           --
  Proceeds from sale of common stock          51,381           --
  Payment of common stock offering
   costs                                      (1,482)          --
  Excess income tax benefit for common
   stock options                                  20           --
                                           ---------    ---------
   Net cash provided by (used in)
    financing activities                       5,348       (6,592)
                                           ---------    ---------
 Net change in cash                               --           --
 Cash at beginning of period                      --           --
                                           ---------    ---------
 Cash at end of period                     $      --    $      --
                                           =========    =========

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad
          (713) 609-2110
          hnovosad@houwire.com